EXHIBIT 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

May 21, 2014

VIRGINIA NATIONAL BANKSHARES CORPORATION
INCREASES QUARTERLY DIVIDEND

Charlottesville, VA – Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced that its Board of Directors approved an increase in the quarterly cash dividend from $0.05 per share to $0.075 per share. “We are pleased to announce a 50 percent increase in our quarterly dividend.” said Glenn Rust, President and Chief Executive Officer. “This action reflects our focus on creating value for shareholders and our confidence in the Company’s business model, capital position, liquidity and risk profile.”

On May 20, 2014, the Board declared a quarterly cash dividend of $0.075 per share to be paid on July 11, 2014 to shareholders of record as of June 30, 2014. The dividend represents an annual yield to shareholders of approximately 1.26% based on the closing price of the Company’s stock on May 20, 2014

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Market Group’s OTCQX Market under the symbol “VABK”. Additional information on the Company is also available at www.vnbcorp.com.